Press Release Exhibit 99.1

ACUITY BRANDS ANNOUNCES MANAGEMENT CHANGES

•	Richard K. Reece named President

•	Karen J. Holcom named Chief Financial Officer

•	Laurent J. Vernerey named Strategic Business Development Executive

ATLANTA, September 4, 2019 - Acuity Brands, Inc. (NYSE: AYI; “Company”) today announced that Richard K. Reece was appointed President of the Company effective September 1, 2019. He was formerly Executive Vice President and Chief Financial Officer of Acuity Brands, Inc. Mr. Reece assumes responsibility for the commercial operations of the Company, including all product creation activities.
Also, effective September 1, 2019, Karen J. Holcom was promoted to Senior Vice President and Chief Financial Officer of Acuity Brands, Inc. She has been with the Company for 21 years and has held various positions during her tenure, including controller and interim CFO. Ms. Holcom most recently served as Senior Vice President leading the areas of Finance and Associate Engagement. Ms. Holcom is a Certified Public Accountant with a bachelor’s degree in accounting from Clemson University and a master’s degree from Georgia State University’s Executive M.B.A. program.
Effective August 31, 2019, Laurent J. Vernerey stepped down from his position as Executive Vice President of Acuity Brands, Inc. and President of Acuity Technology Group. Going forward, he will serve in the newly created position of Strategic Business Development Executive. Mr. Vernerey’s new position will entail fewer responsibilities and a reduced time commitment, which he requested in order to devote more time to his family.
Vernon J. Nagel, Acuity Brands’ Chairman and CEO, commented, “I am excited to announce the promotions of Ricky and Karen who continue to leverage their leadership capabilities, enthusiasm, dedication, and desire to improve our great company. Additionally, I am pleased that we will continue to benefit from Laurent’s extensive experience and global business acumen in his new role as Strategic Business Development Executive. I believe that these management changes will allow Karen, Ricky, and Laurent to continue to play key roles in the future success of the Company.”
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is the North American market leader and one of the world’s leading providers of lighting and building management solutions. With fiscal year 2018 net sales of $3.7 billion, Acuity Brands currently employs approximately 12,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s products and solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Aculux®, American Electric Lighting®, Antique

Press Release Exhibit 99.1

Street Lamps™, Atrius™, DGLogik™, Distech Controls®, DTL®, eldoLED®, Gotham®, Healthcare Lighting®, Hydrel®, Indy™, IOTA®, Juno®, Lucid®, Mark Architectural Lighting™, nLight®, Peerless®, RELOC® Wiring, ROAM®, Sensor Switch®, Sunoptics® and Winona® Lighting. Visit us at www.acuitybrands.com.

Company Contact:
Dan Smith
Acuity Brands, Inc.
(404) 853-1423